EXHIBIT 99.1

                           Tuesday, September 10, 2002
                                  Press Release


SOURCE:  Innovative Gaming Corporation of America

                            IGCA Announces Financing

    Company Eliminates Floorless Securities; Reverse Stock Split Takes Effect

Las Vegas, Nevada, September 10, 2002 - Innovative Gaming Corporation of America (NASDAQ -SmallCap: IGCA) announced that it recently completed a private placement of $2,000,000 of Convertible Promissory Notes which convert into Series A-1 Convertible Preferred Stock. Under the terms of the private placement, the investors may purchase up to $3,000,000 in additional convertible notes over a five month period. Approximately $1,000,000 of the proceeds from this financing has been used to reduce exiting liabilities and the balance will be allocated to working capital.

Commenting on the private placement, Laus M. Abdo, President, Chief Executive Officer and Chief Financial Officer of IGCA said, "This private placement provides much needed working capital to the Company. The initial funding will allow the Company to focus on its operations rather than on raising capital and will enable the Company to develop, manufacture and ship new products. In addition, future placements with these investors will allow the Company to complete its workout with vendors and creditors."

Additionally, the Company announced that in connection with the financing the Company reached agreements with the holders of its existing convertible preferred securities establishing a floor on the conversion price for future conversions. According to Mr. Abdo, this eliminates all floorless convertible preferred stock previously issued. "With the signing of these agreements, the Company will have successfully eliminated the negative pricing pressures which related to the previously issued floorless preferred stock offerings. The conversion of the remaining preferred convertible stock will all be well above $1 per share on a split adjusted basis."

Finally, the Company indicated that its previously announced 1 for 10 reverse stock split was effective as of the close of business on September 9, 2002. With regard to the reverse stock split, Mr. Abdo commented, "Coupled with our improving operations, new features on existing products that will be available in September and new product launches that are anticipated early in the 4th quarter, I believe that the reverse stock split will allow the Company to regain full compliance with the NASDAQ rules relating to the $1 minimum closing bid price requirement."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties, including but not limited to issuance of additional convertible notes, the continued listing of Company's common stock on Nasdaq, the Company's liquidity, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the




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fiscal year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A registration statement relating to certain securities of the Company has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may or may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SOURCE:  Innovative Gaming Corporation of America


                                        For further information contact:

IGCA Investor Relations:                Innovative Gaming Corporation of America
                                        333 Orville Wright Court
Jens Dalsgaard                          Las Vegas, NV  89119
Managing Director                       Phone:  702-614-7199
Redwood Consultants, LLC                Laus M. Abdo, President, CEO and Chief
Phone: 415-884-0348                     Financial Officer
                                        www.igca.com